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                                                                     EXHIBIT 8.2

             [FORM OF WILSON SONSINI GOODRICH & ROSATI TAX OPINION]

                                          December 20, 1999

Genesys Telecommunications Laboratories, Inc.
1155 Market Street, 11th Floor
San Francisco, CA 94103

Ladies and Gentlemen:

      We have acted as counsel to Genesys Telecommunications Laboratories, Inc., a California corporation ("the Company"), in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization (the "Agreement") dated as of September 27, 1999, by and among Alcatel, a corporation organized under the laws of France ("Parent"), Eden Acquisition Corp., a California corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), and the Company. Pursuant to the Agreement, Merger Sub will merge with and into the Company (the "Merger"), the separate corporate existence of Merger Sub will cease and the Company will become a wholly-owned subsidiary of Parent. The Merger and certain proposed transactions incident thereto are described in the Registration Statement on Form F-4 (the "Registration Statement") of Parent, which includes the Proxy Statement/Prospectus of the Company (the "Proxy Statement/Prospectus"). You have requested our opinion concerning certain United States federal income tax consequences of the Merger.

      Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Agreement or in the Proxy Statement/Prospectus. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

      In delivering our opinion, we have reviewed and relied upon (without any independent investigation) the truth and accuracy, at all relevant times, of the facts, statements, covenants, descriptions, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

      1. The Agreement;

      2. The Registration Statement;

      3. Certificates of officers of Parent and the Company, respectively (the "Officers' Tax Certificates"); and

      4. Such other instruments and documents related to the formation, organization, and operation of Parent, Merger Sub, and the Company and related to the Merger, as we have deemed necessary or appropriate.

      In connection with rendering this opinion, we also have assumed (without any independent investigation) that:

      1. Original documents (including signatures thereto) submitted to us are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are prerequisites to effectiveness thereof;

      2. All representations, warranties, and statements made or agreed to by Parent, Merger Sub, the Company, their managements, employees, officers, directors, and shareholders in connection
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Genesys Telecommunications Laboratories, Inc.
December 20, 1999
Page  2

        with the Merger, including, but not limited to, those set forth in the Agreement (including the exhibits thereto) and the Officers' Tax Certificates are true and accurate at all relevant times and no actions have been (or will be) taken which are inconsistent with such representations;

      3. All covenants contained in the Agreement (including exhibits thereto) and the Officers' Tax Certificates are performed without waiver or breach of any material provision thereof;

      4. The Merger will be reported by Parent and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below;

      5. Any representation or statement made in any of the documents referred to herein "to the knowledge" of any person or party or similarly qualified is correct without such qualification; and

      Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the provisions of the Agreement and the statements set forth in the Officers' Tax Certificates are true and correct as of the Effective Time, then, (a) in the event Parent does not exercise its election to convert shares of Company Common Stock into cash as set forth in Section 1.2(c) of the Agreement, for United States federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and Parent, Merger Sub, and the Company each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code and (b) the discussion contained in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences," subject to the limitations and qualifications described therein, sets forth the material United States Federal income tax considerations generally applicable to the Merger.

      This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

      This opinion addresses only the matters stated herein, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

      No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate through the Effective Time and at all relevant times thereafter. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

      In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended (the "Act"), we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement at the time of the filing thereof, and to the references made to us under the caption "THE MERGER -- Material U.S. Federal Income Taxes" in the
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Genesys Telecommunications Laboratories, Inc.
December 20, 1999
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Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ WILSON SONSINI GOODRICH &
                                          ROSATI

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation